As filed with the Securities and Exchange Commission on September 18, 2017.

Registration Nos. 333-146374

811-22127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 57	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 58	☒

(Check Appropriate Box or Boxes)

COLUMBIA FUNDS VARIABLE SERIES TRUST II

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street,

Boston, Massachusetts 02110

(Address of Principal Executive Officers) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq.

c/o Columbia Management Investment Advisers, LLC

225 Franklin Street,

Boston, Massachusetts 02110

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

This Post-Effective Amendment relates to Variable Portfolio—Westfield Mid Cap Growth Fund (formerly known as Variable Portfolio – Jennison Mid Cap Growth Fund).

EXPLANATORY NOTE

This Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A (File No. 333-146374) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 57 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 57 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 57 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)(1)	Amendment No. 1 to the Agreement and Declaration of Trust effective September 11, 2007, is incorporated by reference to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on September 28, 2007.

(a)(2)	Amendment No. 2 to the Agreement and Declaration of Trust effective April 9, 2008, is incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on April 21, 2008.

(a)(3)	Amendment No. 3 to the Agreement and Declaration of Trust effective January 8, 2009, is incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on April 29, 2009.

(a)(4)	Amendment No. 4 to the Agreement and Declaration of Trust effective January 14, 2010, is incorporated by reference to Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on April 14, 2010.

(a)(5)	Amendment No. 5 to the Agreement and Declaration of Trust effective April 6, 2010, is incorporated by reference to Post-Effective Amendment No. 9 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(5)), filed on April 29, 2010.

(a)(6)	Amendment No. 6 to the Agreement and Declaration of Trust effective November 11, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(6)), filed on April 29, 2011.

(a)(7)	Amendment No. 7 to the Agreement and Declaration of Trust effective January 11, 2011, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(7)), filed on April 29, 2011.

(a)(8)	Amendment No. 8 to the Agreement and Declaration of Trust effective September 15, 2011, is incorporated by reference to Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(8)), filed on March 2, 2012.

(a)(9)	Amendment No. 9 to the Agreement and Declaration of Trust effective January 12, 2012, is incorporated by reference to Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(9)), filed on March 2, 2012.

(a)(10)	Amendment No. 10 to the Agreement and Declaration of Trust effective June 14, 2012, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(10)), filed on April 26, 2013.

(a)(11)	Amendment No. 11 to the Agreement and Declaration of Trust effective September 13, 2012, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(11)), filed on April 26, 2013.

(a)(12)	Amendment No. 12 to the Agreement and Declaration of Trust effective January 16, 2013, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(12)), filed on April 26, 2013.

(a)(13)	Amendment No. 13 to the Agreement and Declaration of Trust effective April 17, 2013, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(13)), filed on April 26, 2013.

(a)(14)	Amendment No. 14 to the Agreement and Declaration of Trust effective April 11, 2014, is incorporated by reference to Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(14)), filed on April 29, 2014.

(a)(15)	Amendment No. 15 to the Agreement and Declaration of Trust effective April 14, 2015, is incorporated by reference to Post-Effective Amendment No. 46 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(15)), filed on May 15, 2015.

(a)(16)	Amendment No. 16 to the Agreement and Declaration of Trust effective April 19, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(16)), filed on April 28, 2016.

(a)(17)	Amendment No. 17 to the Agreement and Declaration of Trust effective November 14, 2016, is incorporated by reference to Post-Effective Amendment No. 54 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(17)), filed on February 17, 2017.

(a)(18)	Amendment No. 18 to the Agreement and Declaration of Trust effective April 21, 2017, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(18)), filed on April 27, 2017.

(b)	By-laws, effective September 6, 2007, most recently amended February 10, 2016, are incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (b)), filed on April 28, 2016.

(c)	Stock Certificate: Not Applicable.

(d)(1)	Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(1)), filed on April 28, 2016.

(d)(2)	Schedule A and Schedule B, effective July 1, 2017, to the Management Agreement between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, effective April 25, 2016, are incorporated by reference to Post-Effective Amendment No. 164 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (d)(2)), filed on June 27, 2017.

(d)(3)	Management Agreement, effective May 1, 2016, between Columbia Management Investment Advisers, LLC and CVPCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Variable Portfolio—Commodity Strategy Fund, a series of Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(3)), filed on April 28, 2016.

(d)(4)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(4)), filed on May 15, 2014.

(d)(5)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and BlackRock Financial Management, Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(6)), filed on May 15, 2014.

(d)(6)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp., is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(6)), filed on April 27, 2017.

(d)(7)	Subadvisory Agreement, dated March 15, 2016, between Columbia Management Investment Advisers, LLC and CenterSquare Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(36)), filed on June 1, 2016.

(d)(8)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Columbia Wanger Asset Management, LLC, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(7)), filed on May 15, 2014.

(d)(9)	Subadvisory Agreement, dated July 16, 2007, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Denver Investment Advisors LLC, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(8)), filed on May 15, 2014.

(d)(10)	Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013 (Amendment No. 1), between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(9)), filed on May 15, 2014.

(d)(11)	Amendment No. 2, as of June 5, 2014, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(10)), filed on August 20, 2014.

(d)(12)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Eaton Vance Management, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(11)), filed on May 15, 2014.

(d)(13)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(14)), filed on May 15, 2014.

(d)(14)	Amendment No. 1, as of June 17, 2014, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc., is incorporated by reference to Post-Effective Amendment No. 42 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on August 20, 2014.

(d)(15)	Amendment No. 2, as of April 21, 2017, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc., is filed electronically herewith as Exhibit (d)(15) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(d)(16)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Jacobs Levy Equity Management, Inc., is incorporated by reference to Post- Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on April 27, 2017.

(d)(17)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and Kennedy Capital Management, Inc., is incorporated by reference to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on November 14, 2016.

(d)(18)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on May 15, 2014.

(d)(19)	Amendment No. 1, as of November 19, 2015, to the Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P., is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(17)), filed on April 28, 2016.

(d)(20)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc., is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(21)), filed on April 27, 2017.

(d)(21)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Massachusetts Financial Services Company, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(18)), filed on May 15, 2014.

(d)(22)	Amendment No. 1, as of February 10, 2016, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC and Massachusetts Financial Services Company, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(20)), filed on April 28, 2016.

(d)(23)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Morgan Stanley Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(20)), filed on May 15, 2014.

(d)(24)	Amendment No. 1, as of February 10, 2016, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC and Morgan Stanley Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on April 28, 2016.

(d)(25)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Nuveen Asset Management, LLC, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(26)), filed on April 27, 2017.

(d)(26)	Subadvisory Agreement, dated February 10, 2016, between Columbia Management Investment Advisers, LLC and OppenheimerFunds Inc., is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(24)), filed on April 28, 2016.

(d)(27)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Pyramis Global Advisors, LLC (FIAM LLC), is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on May 15, 2014.

(d)(28)	Subadvisory Agreement, dated June 18, 2014, between Columbia Management Investment Advisers, LLC and Segall Bryant & Hamill, LLC, is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(27)), filed on August 20, 2014.

(d)(29)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc., is incorporated by reference to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(29)), filed on November 14, 2016.

(d)(30)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and TCW Investment Management Company, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(26)), filed on May 15, 2014.

(d)(31)	Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(27)), filed on May 15, 2014.

(d)(32)	Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(29)), filed on May 15, 2014.

(d)(33)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(30)), filed on May 15, 2014.

(d)(34)	Amendment No. 1, as of July 18, 2014, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated, is incorporated by reference to Post-Effective Amendment No. 42 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(34)), filed on October 15, 2014.

(d)(35)	Amendment No. 2, dated April 21, 2017, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated, is filed herewith as Exhibit (d)(35) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(d)(36)	Subadvisory Agreement, dated June 21, 2017, between Columbia Management Investment Advisers, LLC and Westfield Capital Management Company, L.P., is filed herewith as Exhibit (d)(36) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(e)(1)	Amended and Restated Distribution Agreement by and between Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on April 28, 2016.

(e)(2)	Schedule I, dated May 1, 2017, and Schedule II, dated September 7, 2010, to the Distribution Agreement, amended and restated as of March 1, 2016, between Registrant and Columbia Management Investment Distributors, Inc., are incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (e)(2)), filed on April 27, 2017.

(f)	Deferred Compensation Plan, adopted as of December 31, 2011, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (f)), filed on February 24, 2012.

(g)(1)	Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (g)(1)), filed on May 15, 2014.

(g)(2)	Addendum (related to Columbia Variable Portfolio – Emerging Markets Fund and Columbia Variable Portfolio – Managed Volatility Fund, now known as Columbia Variable Portfolio – Managed Volatility Moderate Growth Fund), dated March 9, 2012, and Addendum (related to Columbia Variable Portfolio – Commodity Strategy Fund), dated March 15, 2013, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, are incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on May 15, 2014.

(g)(3)	Side letter (related to the China Connect Service on behalf of Columbia Variable Portfolio—Emerging Markets Fund), dated December 19, 2014, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 44 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on February 20, 2015.

(h)(1)	Shareholder Services Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated July 1, 2017, is filed herewith as Exhibit (h)(1) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(h)(2)	Schedule A and Schedule B, effective July 1, 2017, to the Shareholder Services Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated July 1, 2017, are filed herewith as Exhibit (h)(2) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(h)(3)	Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, is incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(5)), filed on June 27, 2016.

(h)(4)	Schedule A, as of May 1, 2017, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(4)), filed on April 27, 2017.

(h)(5)	Agreement and Plan of Reorganization, dated September 11, 2007, between RiverSource Variable Portfolio Funds, each a series of a Minnesota corporation, and corresponding RiverSource Variable Portfolio Funds, each a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II, a Massachusetts business trust, and between RiverSource Variable Portfolio – Core Bond Fund, a series of RiverSource Variable Series Trust, and RiverSource Variable Portfolio – Diversified Bond Fund, a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(5)), filed on April 21, 2008.

(h)(6)	Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(h)(7)	Agreement and Plan of Redomiciling, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(10)), filed on April 29, 2011.

(h)(8)	Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 117 to Registration Statement No. 333-8966 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(7)), filed on May 30, 2013.

(h)(9)	Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(h)(10)	Amended and Restated Credit Agreement as of December 9, 2014, is incorporated by reference to Post-Effective Amendment No. 225 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (h)(14)), filed on April 16, 2015.

(h)(11)	Restated Credit Agreement, as of December 8, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (h)(9)(i)), filed on April 11, 2016.

(i)	Opinion and consent of counsel as to the legality of the securities being registered is incorporated by reference to Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (i)), filed on April 29, 2014.

(j)	Consent of Independent Registered Public Accounting Firm: Not Applicable.

(k)	Omitted Financial Statements: Not Applicable.

(l)	Initial Capital Agreement: Not Applicable.

(m)(1)	Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on April 29, 2014.

(m)(2)	Schedule A, effective May 1, 2017, to the Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between Registrant and Columbia Management Investment Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (m)(2)), filed on April 27, 2017.

(n)	Rule 18f – 3(d), amended and restated effective July 1, 2017, is filed herewith as Exhibit (n) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(o)	Reserved.

(p)(1)	Code of Ethics adopted under Rule 17j-1 for Registrant, effective April 14, 2014, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(1)), filed on May 15, 2014.

(p)(2)	Ameriprise Global Asset Management Personal Trading Account Dealing and Code of Ethics Policy, effective December 15, 2016, is incorporated by reference to Post-Effective Amendment No. 288 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(2)), filed on February 7, 2017.

(p)(3)	American Century Investment Management, Inc. Code of Ethics, dated December 19, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(3)), filed on April 27, 2017.

(p)(4)	BlackRock Financial Management, Inc. Code of Ethics, dated January 11, 2017, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(4)), filed on April 27, 2017.

(p)(5)	BMO Asset Management, Corp. Code of Ethics, dated December 2016, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(12)), filed on April 26, 2017.

(p)(6)	CenterSquare Investment Management, Inc. Code of Ethics, dated December 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(6)), filed on April 27, 2017.

(p)(7)	Columbia Wanger Asset Management, LLC Code of Ethics, effective January 2, 2007, last amended January 6, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(6)), filed on April 28, 2016.

(p)(8)	Denver Investment Advisors LLC Code of Ethics, amended, effective June 1, 2013, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(7)), filed on May 15, 2014.

(p)(9)	Dimensional Fund Advisors, L.P. Code of Ethics, effective January 1, 2017, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(9)), filed on April 27, 2017.

(p)(10)	Eaton Vance Management Code of Ethics, effective September 1, 2000, as revised February 8, 2017, is filed herewith as Exhibit (p)(10) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(p)(11)	J.P. Morgan Investment Management Inc. Code of Ethics, effective February 1, 2005, last revised July 8, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(11)), filed on April 27, 2017.

(p)(12)	Jacobs Levy Equity Management, Inc. Code of Ethics, dated January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(12)), filed on April 27, 2017.

(p)(13)	Kennedy Capital Management, Inc. Code of Ethics, as amended November 19, 2015, is incorporated by reference to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(13)), filed on November 14, 2016.

(p)(14)	Loomis, Sayles & Company, L.P. Code of Ethics, effective January 14, 2000, as amended August 11, 2016, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(11)), filed on April 26, 2017.

(p)(15)	Los Angeles Capital Management and Equity Research, Inc. Code of Ethics, dated December 30, 2016, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(15)), filed on February 7, 2017.

(p)(16)	Massachusetts Financial Services Company Code of Ethics, effective date October 31, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(17)), filed on April 27, 2017.

(p)(17)	Morgan Stanley Investment Management Inc. Code of Ethics, effective March 22, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(18)), filed on April 27, 2017.

(p)(18)	Nuveen Asset Management, LLC Code of Ethics, dated July 1, 2017, is filed herewith as Exhibit (p)(18) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(p)(19)	OppenheimerFunds Inc. Code of Ethics, dated May 26, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(20)), filed on April 27, 2017.

(p)(20)	FIAM LLC (Pyramis Global Advisors, LLC) Code of Ethics, dated 2017, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(21)), filed on April 27, 2017.

(p)(20)(i)	FIAM LLC (Pyramis Global Advisors, LLC) Code of Ethics for Personal Investing – European Region, dated February 21, 2017 is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(21)(i)), filed on April 27, 2017.

(p)(20)(ii)	FIAM LLC (Pyramis Global Advisors, LLC) Code of Ethics for Personal Investing – Asia Pacific Region, dated February 21, 2017, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(21)(i)), filed on April 27, 2017.

(p)(21)	Segall Bryant & Hamill, LLC Code of Ethics, dated July 2013, is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(24)), filed on August 20, 2014.

(p)(22)	T. Rowe Price Group, Inc. and Its Affiliates. Code of Ethics, as of March 1, 2017, is filed herewith as Exhibit (p)(22) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(p)(23)	TCW Investment Management Company Code of Ethics, dated March 13, 2017, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(7)), filed on April 26, 2017.

(p)(24)	Victory Capital Management Inc. Code of Ethics, effective July 30, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(25)), filed on May 27, 2017.

(p)(25)	Wells Capital Management Incorporated Code of Ethics, dated September 30, 2016, is incorporated by reference to Post-Effective Amendment No. 278 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(14)), filed on October 5, 2016.

(p)(26)	Westfield Capital Management Company, L.P. Code of Ethics, as of June 9, 2016, is filed herewith as Exhibit (p)(26) to Post-Effective Amendment No. 57 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(q)(1)	Trustees Power of Attorney to sign Amendments to this Registration Statement, dated February 2, 2017, is incorporated by reference to Post-Effective Amendment No. 54 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(1)), filed on February 17, 2017.

(q)(2)	Power of Attorney for Michael G. Clarke, dated May 23, 2016, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(3)), filed on June 1, 2016.

(q)(3)	Power of Attorney for Christopher O. Petersen, dated February 16, 2015, is incorporated by reference to Post-Effective Amendment No. 44 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(5)), filed on February 20, 2015.

(q)(4)	Power of Attorney for Amy K. Johnson, dated May 11, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(4)), filed on May 27, 2017.

(q)(5)	Power of Attorney for Anthony P. Haugen, dated May 11, 2016, is incorporated by reference to Post-Effective Amendment No. 55 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(5)), filed on May 27, 2017.

Item 29. Persons Controlled by or Under Common Control with the Registrant

Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the underlying funds). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.

Item 30. Indemnification

Article VII of the Registrant’s Agreement and Declaration of Trust, as amended, provides that no trustee or officer of the Registrant shall be subject to any liability to any person in connection with Registrant property or the affairs of the Registrant, and no trustee shall be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, investment adviser or principal underwriter of the Registrant or for the act or omission of any other trustee, all as more fully set forth in the Agreement and Declaration of Trust, which is filed as an exhibit to this registration statement. Article 5 of the Registrant’s Bylaws provides that the Registrant shall indemnify and hold harmless its trustees and officers (including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest) (Covered Persons) against liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, under specified circumstances, all as more fully set forth in the Bylaws, which are filed as an exhibit to the registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no Covered Person shall be indemnified against any liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable.

Item 31. Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(1)	Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries.

(2)	American Century Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of American Century Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by American Century Investment Management, Inc. and is incorporated herein by reference. Information about the business of American Century Investment Management, Inc. and the directors and principal executive officers of American Century Investment Management, Inc. is also included in the Form ADV filed by American Century Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8174), which is incorporated herein by reference.

(3)	BlackRock Financial Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock Financial Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock Financial Management, Inc. and is incorporated herein by reference. Information about the business of BlackRock Financial Management, Inc. and the directors and principal executive officers of BlackRock Financial Management, Inc. is also included in the Form ADV filed by BlackRock Financial Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48433), which is incorporated herein by reference.

(4)	BMO Asset Management Corp. performs investment management services for the Registrant and certain other clients. Information regarding the business of BMO Asset Management Corp. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by BMO Asset Management Corp. and is incorporated herein by reference. Information about the business of BMO Asset Management Corp. and the directors and principal executive officers of BMO Asset Management Corp. is also included in the Form ADV filed by BMO Asset Management Corp. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-35533), which is incorporated herein by reference.

(5)	CenterSquare Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of CenterSquare Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by CenterSquare Investment Management, Inc. and is incorporated herein by reference. Information about the business of CenterSquare Investment Management, Inc. and the directors and principal executive officers of CenterSquare Investment Management, Inc. is also included in the Form ADV filed by CenterSquare Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-51733), which is incorporated herein by reference.

(6)	Columbia Wanger Asset Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Columbia Wanger Asset Management, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Columbia Wanger Asset Management, LLC and is incorporated herein by reference. Information about the business of Columbia Wanger Asset Management, LLC and the directors and principal executive officers of Columbia Wanger Asset Management, LLC is also included in the Form ADV filed by Columbia Wanger Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-41391), which is incorporated herein by reference.

(7)	Denver Investment Advisors LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Denver Investment Advisors LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Denver Investment Advisors LLC and is incorporated herein by reference. Information about the business of Denver Investment Advisors LLC and the directors and principal executive officers of Denver Investment Advisors LLC is also included in the Form ADV filed by Denver Investment Advisors LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47933), which is incorporated herein by reference.

(8)	Dimensional Fund Advisors, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Dimensional Fund Advisors, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Dimensional Fund Advisors, L.P. and is incorporated herein by reference. Information about the business of Dimensional Fund Advisors, L.P. and the directors and principal executive officers of Dimensional Fund Advisors, L.P. is also included in the Form ADV filed by Dimensional Fund Advisors, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-16283), which is incorporated herein by reference.

(9)	Eaton Vance Management performs investment management services for the Registrant and certain other clients. Information regarding the business of Eaton Vance Management is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Eaton Vance Management and is incorporated herein by reference. Information about the business of Eaton Vance Management and the directors and principal executive officers of Eaton Vance Management is also included in the Form ADV filed by Eaton Vance Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15930), which is incorporated herein by reference.

(10)	J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which is incorporated herein by reference.

(11)	Jacobs Levy Equity Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Jacobs Levy Equity Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Jacobs Levy Equity Management, Inc. and is incorporated herein by reference. Information about the business of Jacobs Levy Equity Management, Inc. and the directors and principal executive officers of Jacobs Levy Equity Management, Inc. is also included in the Form ADV filed by Jacobs Levy Equity Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-28257), which is incorporated herein by reference.

(12)	Kennedy Capital Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Kennedy Capital Management, Inc., is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Kennedy Capital Management, Inc., and is incorporated herein by reference. Information about the business of Kennedy Capital Management, Inc., and the directors and principal executive officers of Kennedy Capital Management, Inc., is also included in the Form ADV filed by Kennedy Capital Management, Inc., with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15323), which is incorporated herein by reference.

(13)	Loomis, Sayles & Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles & Company, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Loomis, Sayles & Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles & Company, L.P. and the directors and principal executive officers of Loomis, Sayles & Company, L.P.is also included in the Form ADV filed by Loomis, Sayles & Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which is incorporated herein by reference.

(14)	Los Angeles Capital Management and Equity Research, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Los Angeles Capital Management and Equity Research, Inc. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Los Angeles Capital Management and Equity Research, Inc. and is incorporated herein by reference. Information about the business of Los Angeles Capital Management and Equity Research, Inc. and the directors and principal executive officers of Los Angeles Capital Management and Equity Research, Inc. is also included in the Form ADV filed by Los Angeles Capital Management and Equity Research, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60934), which is incorporated herein by reference.

(15)	Massachusetts Financial Services Company performs investment management services for the Registrant and certain other clients. Information regarding the business of Massachusetts Financial Services Company is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Massachusetts Financial Services Company and is incorporated herein by reference. Information about the business of Massachusetts Financial Services Company and the directors and principal executive officers of Massachusetts Financial Services Company is also included in the Form ADV filed by Massachusetts Financial Services Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-17352), which is incorporated herein by reference.

(16)	Morgan Stanley Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Morgan Stanley Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Morgan Stanley Investment Management, Inc. and is incorporated herein by reference. Information about the business of Morgan Stanley Investment Management, Inc. and the directors and principal executive officers of Morgan Stanley Investment Management, Inc. is also included in the Form ADV filed by Morgan Stanley Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15757), which is incorporated herein by reference.

(17)	Nuveen Asset Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Nuveen Asset Management, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Nuveen Asset Management, LLC and is incorporated herein by reference. Information about the business of Nuveen Asset Management, LLC and the directors and principal executive officers of Nuveen Asset Management, LLC is also included in the Form ADV filed by Nuveen Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-71957), which is incorporated herein by reference.

(18)	OppenheimerFunds, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of OppenheimerFunds, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by OppenheimerFunds, Inc. and is incorporated herein by reference. Information about the business of Oppenheimerfunds, Inc. and the directors and principal executive officers of OppenheimerFunds, Inc. is also included in the Form ADV filed by OppenheimerFunds, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8253), which is incorporated herein by reference.

(19)	Pyramis Global Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Pyramis Global Advisors, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Pyramis Global Advisors, LLC and is incorporated herein by reference. Information about the business of Pyramis Global Advisors, LLC and the directors and principal executive officers of Pyramis Global Advisors, LLC is also included in the Form ADV filed by Pyramis Global Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63658), which is incorporated herein by reference.

(20)	Segall Bryant & Hamill, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Segall Bryant & Hamill LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Segall Bryant & Hamill LLC and is incorporated herein by reference. Information about the business of Segall Bryant & Hamill LLC and the directors and principal executive officers of Segall Bryant & Hamill LLC is also included in the Form ADV filed by Segall Bryant & Hamill LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47232), which is incorporated herein by reference.

(21)	T. Rowe Price Associates, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of T. Rowe Price Associates, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by T. Rowe Price Associates, Inc. and is incorporated herein by reference. Information about the business of T. Rowe Price Associates, Inc. and the directors and principal executive officers of T. Rowe Price Associates, Inc. is also included in the Form ADV filed by T. Rowe Price Associates, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-856), which is incorporated herein by reference.

(22)	TCW Investment Management Company performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by TCW Investment Management Company and is incorporated herein by reference. Information about the business of TCW Investment Management Company and the directors and principal executive officers of TCW Investment Management Company is also included in the Form ADV filed by TCW Investment Management Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which is incorporated herein by reference.

(23)	Threadneedle International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which is incorporated herein by reference.

(24)	Victory Capital Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Victory Capital Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Victory Capital Management Inc. and is incorporated herein by reference. Information about the business of Victory Capital Management Inc. and the directors and principal executive officers of Victory Capital Management Inc. is also included in the Form ADV filed by Victory Capital Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46878), which is incorporated herein by reference.

(25)	Wells Capital Management Incorporated performs investment management services for the Registrant and certain other clients. Information regarding the business of Wells Capital Management Incorporated is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Wells Capital Management Incorporated and is incorporated herein by reference. Information about the business of Wells Capital Management Incorporated and the directors and principal executive officers of Wells Capital Management Incorporated is also included in the Form ADV filed by Wells Capital Management Incorporated with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which is incorporated herein by reference.

(26)	Westfield Capital Management Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Westfield Capital Management Company, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Westfield Capital Management Company, L.P. and is incorporated herein by reference. Information about the business of Westfield Capital Management Company, L.P. and the directors and principal executive officers of Westfield Capital Management Company, L.P. is also included in the Form ADV filed by Westfield Capital Management Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 80-69413), which is incorporated herein by reference.

Item 32. Principal Underwriter

(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:

Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.

(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer	Board Member, Senior Vice President

Joseph Kringdon	President and Head of Intermediary Distribution	None

Jeffrey F. Peters	Managing Director and Head of Global Institutional Distribution	None

Jeffrey J. Scherman	Chief Financial Officer	None

Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary

Stephen O. Buff	Vice President, Chief Compliance Officer	None

James Bumpus	Vice President – National Sales Manager	None

Thomas A. Jones	Vice President and Head of Strategic Relations	None

Gary Rawdon	Vice President – Sales Governance and Administration	None

Leslie A. Walstrom	Vice President and U.S. Head of Marketing	None

Daniel J. Beckman	Vice President and Head of U.S. Retail Product	None

Marc Zeitoun	Vice President, Head of Strategic Beta and Head of Private Client Accounts	None

Thomas R. Moore	Secretary	None

Paul B. Goucher	Vice President and Assistant Secretary	Senior Vice President and Assistant Secretary

Tara W. Tilbury	Vice President and Assistant Secretary	Assistant Secretary

Nancy W. LeDonne	Vice President and Assistant Secretary	None

Ryan C. Larrenaga	Vice President and Assistant Secretary	Senior Vice President, Chief Legal Officer and Secretary

Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary

Christopher O. Petersen	Vice President and Assistant Secretary	President and Principal Executive Officer

Shweta J. Jhanji	Treasurer	None

Michael Tempesta	Anti-Money Laundering Officer and Identity Theft Prevention Officer	None

Kevin Wasp	Ombudsman	None

Kristin Weisser	Conflicts Officer	None

*	The principal business address of Columbia Management Investment Distributors, Inc. is 225 Franklin Street, Boston, MA 02110.

(c) Not Applicable.

Item 33. Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:

•	Registrant, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s subadviser, American Century Investment Management, Inc., 4500 Main Street, Kansas City, MO 64111;

•	Registrant’s subadviser, BlackRock Financial Management, Inc., 55 East 52nd Street, New York, NY 10055;

•	Registrant’s subadviser, BMO Asset Management, Corp., 115 South LaSalle Street, 11th Floor, Chicago, IL, 60603;

•	Registrant’s subadviser, CenterSquare Investment Management, Inc., 630 W Germantown Pike, Suite 300, Plymouth Meeting, PA 19462;

•	Registrant’s subadviser, Columbia Wanger Asset Management, LLC, 227 West Monroe Street, Chicago, IL 60606;

•	Registrant’s subadviser, Denver Investment Advisors LLC, 370 17th Street, Suite 5000, Denver, CO 80202;

•	Registrant’s subadviser, Dimensional Fund Advisors, L.P., 6300 Bee Cave Road, Building One, Austin, TX 78746;

•	Registrant’s subadviser, Eaton Vance Management, Two International Place, Boston, MA 02110;

•	Registrant’s subadviser, FIAM LLC (d/b/a Pyramis Global Advisors), 900 Salem Street, Smithfield, RI 02917;

•	Registrant’s subadviser, J.P. Morgan Investment Management Inc., 270 Park Avenue, New York, NY 10017;

•	Registrant’s subadviser, Jacobs Levy Equity Management, Inc., 100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932;

•	Registrant’s subadviser, Kennedy Capital Management, Inc., 10829 Olive Boulevard, Saint Louis, MO 63141;

•	Registrant’s subadviser, Loomis, Sayles & Company, L.P., One Financial Center, Boston, MA 02111;

•	Registrant’s subadviser, Los Angeles Capital Management and Equity Research, Inc., 11150 Santa Monica Blvd., Suite 200, Los Angeles, CA 90025;

•	Registrant’s subadviser, Massachusetts Financial Services Company, 111 Huntington Ave., Boston, MA 02199;

•	Registrant’s subadviser, Morgan Stanley Investment Management, Inc., 522 Fifth Avenue, New York, NY 10036;

•	Registrant’s subadviser, Nuveen Asset Management, LLC, 333 West Wacker Drive, Chicago, IL 60606;

•	Registrant’s subadviser, OppenheimerFunds, Inc. 225 Liberty Street, New York, NY 10281;

•	Registrant’s subadviser, Segall Bryant & Hamill LLC, 540 West Madison Street, Suite 1900, Chicago, IL 60661-2551;

•	Registrant’s subadviser, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202;

•	Registrant’s subadviser, TCW Investment Management Company LLC, 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017;

•	Registrant’s subadviser, Threadneedle International Limited, Cannon Place, 78 Cannon Street, London EC4N 6AG, UK;

•	Registrant’s subadviser, Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144;

•	Registrant’s subadviser, Wells Capital Management Incorporated, 525 Market Street, San Francisco, CA 94105;

•	Registrant’s subadviser, Westfield Capital Management Company, L.P., 655 Atlantic Ave, Boston, MA 02111;

•	Former subadviser, Barrow, Hanley, Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, TX 75201;

•	Former subadviser, Davis Selected Advisers, L.P., 2949 East Elvira Road, Suite 101, Tucson, AZ 85756;

•	Former subadviser, Donald Smith & Co., Inc., 152 West 57th Street, 22nd Floor, New York, NY 10019;

•	Former subadviser, Goldman Sachs Asset Management, L.P., 200 West Street, New York, NY 10282;

•	Former subadviser, Holland Capital Management LLC, 303 W. Madison Street, Suite 700, Chicago, IL 60606;

•	Former subadviser, Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, GA 30309;

•	Former subadviser, Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017;

•	Former subadviser, The London Company of Virginia, 1801 Bayberry Court, Suite 301, Richmond, VA 23226;

•	Former subadviser, Marsico Capital Management, LLC, 1200 17th Street, Suite 1600, Denver, CO 80202;

•	Former subadviser, Mondrian Investment Partners Limited, 10 Gresham Street, 5th Floor, London EC2V7JD, UK;

•	Former subadviser, NFJ Investment Group LLC, 2100 Ross Avenue, Suite 700, Dallas, TX 75201;

•	Former subadviser, Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 92660;

•	Former subadviser, Palisade Capital Management, L.L.C., One Bridge Plaza North, Suite 695, Fort Lee, NJ 07024;

•	Former subadviser, River Road Asset Management, LLC, 462 South Fourth Street, Suite 2000, Louisville, KY 40202;

•	Former subadviser, Sit Investment Associates, Inc., 3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402;

•	Former subadviser, Snow Capital Management L.P., 2000 Georgetowne Drive, Suite 200, Sewickley, PA 15143;

•	Former subadviser, Turner Investments, L.P., 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312;

•	Former subadviser, Winslow Capital Management, LLC, 4720 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services Corp., 225 Franklin Street, Boston, MA 02110; and

•	Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, NY 10005.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

Item 34. Management Services

Not Applicable.

Item 35. Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS VARIABLE SERIES TRUST II, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis, and The State of Minnesota on the 18th day of September, 2017.

COLUMBIA FUNDS VARIABLE SERIES TRUST II

By:	/s/ Christopher O. Petersen
Christopher O. Petersen
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of September, 2017.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen Christopher O. Petersen	President (Principal Executive Officer)	/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

/s/ Michael G. Clarke* Michael G. Clarke	Chief Financial Officer (Principal Financial Officer) Chief Accounting Officer (Principal Accounting Officer)	/s/ Catherine James Paglia* Catherine James Paglia	Trustee

/s/ William A. Hawkins* William A. Hawkins	Chair of the Board	/s/ Anthony M. Santomero* Anthony M. Santomero	Trustee

/s/ George S. Batejan* George S. Batejan	Trustee	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee	/s/ John G. Taft* John G. Taft	Trustee

/s/ Edward J. Boudreau, Jr.* Edward J. Boudreau, Jr.	Trustee	/s/ Alison Taunton-Rigby* Alison Taunton-Rigby	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee	/s/ William F. Truscott* William F. Truscott	Trustee

/s/ William P. Carmichael* William P. Carmichael	Trustee

*	By:	/s/ Joseph D’Alessandro
	Name:	Joseph D’Alessandro**
Attorney-in-fact

**	Executed by Joseph D’Alessandro on behalf of Michael G. Clarke pursuant to a Power of Attorney, dated May 23, 2016 and incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(3)), filed with the Commission on June 1, 2016, and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated February 2, 2017 and incorporated by reference to Post-Effective Amendment No. 54 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(1)), filed with the Commission on February 17, 2017.

Exhibit Index

(d)(15)	Amendment No. 2, as of April 21, 2017, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.

(d)(35)	Amendment No. 2, dated April 21, 2017, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated.

(d)(36)	Subadvisory Agreement, dated June 21, 2017, between Columbia Management Investment Advisers, LLC and Westfield Capital Management Company, L.P.

(h)(1)	Shareholder Services Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated July 1, 2017.

(h)(2)	Schedule A and Schedule B, effective July 1, 2017, to the Shareholder Services Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated July 1, 2017.

(n)	Rule 18f – 3(d), amended and restated effective July 1, 2017.

(p)(10)	Eaton Vance Management Code of Ethics, effective September 1, 2000, as revised February 8, 2017.

(p)(18)	Nuveen Asset Management, LLC Code of Ethics, dated July 1, 2017.

(p)(22)	T. Rowe Price Group, Inc. and Its Affiliates. Code of Ethics, as of March 1, 2017.

(p)(26)	Westfield Capital Management Company, L.P. Code of Ethics, as of June 9, 2016.